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                                                                      EXHIBIT 21

                                 Subsidiaries

Name of Subsidiary                                       State of Incorporation
------------------                                       ----------------------

U.S. Digital Satellite, Inc.                                    Delaware
Skysite Communications Corp.                                    Delaware
Project 77 Corp.                                                Delaware